Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-271970 on Form S-3 and Registration Statement Nos. 333-257507, 333-265942 and 333-273092 on Form S-8 of our report dated September 7, 2023, relating to the financial statements of Intapp, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K for the year ended June 30, 2023.

/s/ Deloitte & Touche LLP

San Jose, California
September 7, 2023